EXHIBIT 23



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38623) pertaining to the Health Risk Management, Inc. Non-Incentive Stock Option Plan, the Registration Statement (Form S-8 No. 33-38624) pertaining to the Health Risk Management, Inc. 1990 Stock Option Plan, and in the Registration Statements (Form S-8 No. 33-60390 and Form S-8 No. 333-34497) pertaining to the Health Risk Management, Inc. 1992 Long-Term Incentive Plan of our report dated March 31, 2000 with respect to the consolidated financial statements and schedule of Health Risk Management, Inc. included in this Transition Report (Form 10-K) for the six months ended December 31, 1999.


/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 10, 2000